UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Integrated Electrical Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

January 4, 2008

To Our Stockholders:

On behalf of the Board of Directors of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), we cordially invite all Company stockholders to attend the Company’s annual stockholders’ meeting to be held on Thursday, February 7, 2008, at 10:00 a.m. Central Standard Time, at the Houston Marriott West Loop Hotel, 1750 West Loop South, Houston, Texas 77027. Proxy materials, which include a Notice of Annual Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company’s 2007 Annual Report on Form 10-K, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company for its fiscal year ended September 30, 2007.

We hope that you will be able to attend the meeting. Your vote is important. Regardless of whether you plan to attend, please submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope so that your shares will be represented. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee in whose name the shares are held to provide you with evidence of your beneficial share ownership. We look forward to seeing you at the meeting.

Sincerely,

Michael J. Hall
Chairman of the Board

Michael J. Caliel
President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
1. ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
CORPORATE GOVERNANCE GUIDELINES
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
TIMING OF EQUITY GRANTS
TAX CONSIDERATIONS
PAYMENTS UPON A CHANGE-IN-CONTROL
HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
ALL OTHER COMPENSATION
GRANTS OF PLAN-BASED AWARDS IN 2007
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED IN 2007
NONQUALIFIED DEFERRED COMPENSATION
SEVERANCE AND EMPLOYMENT AGREEMENTS
DEFINITIONS
DIRECTOR COMPENSATION

INTEGRATED ELECTRICAL SERVICES, INC.
1800 WEST LOOP SOUTH, SUITE 500
HOUSTON, TEXAS 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held February 7, 2008

TO THE STOCKHOLDERS OF INTEGRATED ELECTRICAL SERVICES, INC.,

Notice is hereby given that the annual meeting of the stockholders of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), will be held at the Houston Marriott West Loop Hotel, 1750 West Loop South, Houston, Texas 77027, on Thursday, February 7, 2008, at 10:00 a.m. Central Standard Time, for the following purposes:

1. To elect six directors to the Company’s Board of Directors to serve until the annual stockholders’ meeting held in 2009 and until their respective successors have been elected and qualified.

2. To ratify the appointment of Ernst & Young LLP, independent auditors, as the Company’s auditors for the fiscal year 2008.

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The holders of record of the Company’s Common Stock, par value $0.01 per share, at the close of business on December 14, 2007 are entitled to notice of, and to vote at, the meeting with respect to all proposals.

We urge you to promptly vote your shares by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card by mail in the enclosed envelope, regardless of whether you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

By order of the Board of Directors

Curt L. Warnock
Senior Vice President, General Counsel and
Corporate Secretary

Houston, Texas
January 4, 2008

INTEGRATED ELECTRICAL SERVICES, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHEN AND WHERE IS THE 2008 ANNUAL MEETING OF STOCKHOLDERS BEING HELD?

The 2008 annual meeting of stockholders (the “Annual Meeting”) of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), will be held on Thursday, February 7, 2008. The Annual Meeting will be held at 10:00 a.m. Central Standard Time, at the Houston Marriott West Loop, 1750 West Loop South, Houston, Texas 77027.

WHAT DATE WILL THE PROXY STATEMENT FIRST BE SENT TO THE STOCKHOLDERS?

The approximate date on which this proxy statement and the accompanying materials were first sent or given to stockholders was January 4, 2008.

WHO IS SOLICITING MY VOTE?

The accompanying proxy is solicited by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournments thereof.

HOW ARE VOTES BEING SOLICITED?

In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of the capital stock of the Company.

WHO IS PAYING THE SOLICITATION COST?

The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company.

HOW MANY VOTES DO I HAVE?

Each share of the Company’s common stock, par value $0.01 per share (“Common Stock”), is entitled to one vote upon each of the matters to be voted on at the Annual Meeting.

HOW DO I VOTE?

You may vote by signing, dating and returning the enclosed proxy card in the enclosed envelope.

You may also vote by using a toll-free telephone number or the Internet. Instructions about these ways to vote appear on the proxy card. If you vote by telephone or Internet, please have your proxy card and control number available.

Votes submitted by mail, telephone or Internet will be voted at the Annual Meeting in accordance with the directions you provide the individuals named on the proxy; or if no direction is indicated, they will be voted in favor of the proposals set forth in the notice attached hereto.

CAN I CHANGE MY VOTE?

Any stockholder giving a proxy has the power to revoke it at any time before it is voted (i) by notifying us in writing of such revocation, (ii) by submitting a later dated proxy card or telephone or Internet vote, or (iii) by attending the Annual Meeting in person and voting in person. Notices to us should be directed to Curt L. Warnock, Senior Vice-President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, Texas 77027. Stockholders who submit proxies and attend the Annual Meeting to vote in person are requested to notify Mr. Warnock at the Annual Meeting of their intention to vote in person at the Annual Meeting.

HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Pursuant to the Company’s bylaws, shares not voted on matters, including abstentions and broker non-votes, will not be treated as votes cast with respect to those matters, and therefore will not affect the outcome of any such matter.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock is required for a quorum.

DOES THE COMPANY HAVE A WEBSITE?

The Company has a website, http://www.ies-co.com, which contains additional information concerning the Company’s corporate governance practices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on December 14, 2007, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof, the Company had 15,408,486 outstanding shares of Common Stock which includes 15,016 shares reserved for issuance upon exchange of previously issued shares pursuant to the Company’s Plan of Reorganization described on page 6. These reserved shares are not entitled to notice or to vote at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of December 1, 2007 by:

•	each person who is known by us to own beneficially 5% or more of our outstanding Common Stock;

•	our named executive officers;

•	our directors; and

•	all of our executive officers and directors as a group.

Except as otherwise indicated, the person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. Unless otherwise indicated, the address of each stockholder listed below is 1800 West Loop South, Suite 500, Houston, Texas 77027.

	Shares Beneficially
	Owned
Name of Beneficial Owner	Number	Percent

Charles H. Beynon(1)	7,340	*
Michael J. Caliel(2)	86,682	*
Michael J. Hall(3)	20,000	*
Joseph V. Lash(4)	0	*
Donald L. Luke	5,682	*
John E. Welsh	1,400	*
Raymond K. Guba	31,100	*
Richard C. Humphrey	17,449	*
David A. Miller(5)	5,829	*
Curt L. Warnock	22,456	*
Robert B. Callahan	23,698	*
Dennis S. Baldwin	0	*
Directors and officers as a group (9 persons)	198,358	1.28
Jeffrey L. Gendell(4)	7,362,609	47.66
JPMorgan Chase & Co.(6)	916,512	5.95

*	Less than one percent.

(1)	Mr. Beynon maintains margin securities accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in such accounts. At December 1, 2007, Mr. Beynon held the shares described in such accounts.

(2)	Includes 33,334 shares of Company Common Stock underlying options which are exercisable within 60 days.

(3)	Mr. Hall maintains margin security accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in the accounts. At December 1, 2007, Mr. Hall held the shares described in such accounts.

(4)	According to a Form 4 filed on September 7, 2007, as supplemented by a Schedule 13D/A filed on September 7, 2007, Jeffrey L. Gendell (“Mr. Gendell”) is the managing member of Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company (“TCO”), the general partner of Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership (“TMF”). Mr. Gendell is the managing member of Tontine Capital Management, L.L.C. (“TCM”), a Delaware limited liability company, the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”). Mr. Gendell is the managing member of Tontine Management, L.L.C. (“TM”), a Delaware limited liability company, the general partner of Tontine Partners, L.P., a Delaware limited partnership (“TP”). Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company (“TOA”), the investment adviser to Tontine Overseas Fund, Ltd., a Cayman Islands corporation (“TOF”). Mr. Gendell directly owns 7,916 shares of the Company’s Common Stock. TMF and TCO share voting and dispositive power of 1,115,237 shares of the Company’s Common Stock. TCP and TCM share voting and dispositive power of 3,023,691 shares of the Company’s Common Stock. TP and TM share voting and dispositive power of 1,945,992 shares of the Company’s Common Stock. TOF directly owns 1,269,773 shares of the Company’s Common Stock and shares voting and dispositive power with TOA. The principal business of each of TCP and TP is serving as a private investment limited partnership. The principal business of TCM is serving as the general partner of TCP. The principal business of TM is serving as the general partner of TP. The principal business of TCO is serving as the general partner of TMF. The principal business of TOA is that of an investment advisor engaging in the purchase and sale of securities on behalf of its clients. Mr. Gendell serves as the managing member of TCM, TM, TOA and TCO. The address of the principal business and principal office of each of the above entities is 55 Railroad Avenue, Greenwich, Connecticut 06830.

TCP, TP, TOF and TMF maintain margin security accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in the accounts. At December 1, 2007, these entities held the shares described in such accounts.

All of the foregoing shares may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of the Company Common Stock reported above for the purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell’s pro rata interest in, or interest in the profits of, TCO, TMF, TCM, TCP, TP, TM, TOA and TOF.

Mr. Lash is a member of Tontine Associates, LLC and disclaims beneficial ownership of any shares of the Company’s Common Stock held by Mr. Gendell or any Tontine entity.

(5)	Mr. Miller maintains margin security accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in the account. At December 1, 2007, Mr. Miller held 1,829 shares in such accounts.

(6)	According to a Schedule 13G filed on February 12, 2007, JPMorgan Chase & Co., a Delaware corporation whose address is 270 Park Avenue, New York, New York 10017, has the sole voting and dispositive power for 916,512 shares of the Company’s Common Stock. The Schedule 13G was filed on behalf of JPMorgan Chase & Co. and its wholly owned subsidiaries J.P. Morgan Securities, Inc. and J.P. Morgan Ventures Corporation.

1.  ELECTION OF DIRECTORS

GENERAL INFORMATION

The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and its bylaws provide that the number of members of the Board shall be fixed from time to time by the Board but shall not be less than one nor more than fifteen persons. The Board has set the number of directors at six. Directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified.

Vacancies may be filled by recommendation from the Nominating and Governance Committee and a majority vote by the remaining directors.

It is the intention of the persons named in the accompanying proxy card to vote “FOR” the election of the nominees named below, unless a stockholder has directed otherwise or withheld such authority. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee.

If, at the time of or prior to the Annual Meeting, a nominee should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute designated by the Board. The Board has no reason to believe that any substitute nominee will be required. No proxy will be voted for a greater number of persons than the nominees named herein.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Donald L. Luke*	Director since 2005

Donald L. Luke, 70, was Chairman and Chief Executive Officer of American Fire Protection Group, Inc., a private company involved in the design, fabrication, installation and service of products in the fire sprinkler industry from 2001 until April 2005. From 1997 to 2000, Mr. Luke was President and Chief Operating Officer of Encompass Services (construction services) and its predecessor company GroupMac. Mr. Luke held a number of key positions in product development, marketing and executive management in multiple foreign and domestic publicly traded companies. Mr. Luke also serves on the board of directors of American Fire Protection Group, Inc. and is a director of Cable Lock, Inc., which manages the affiliated Olshan Foundation Repair companies.

Charles H. Beynon*	Director since 2005

Mr. Beynon, 59, had been an independent consultant providing financial and advisory consulting services to a diverse group of clients since October 2002. From 1973 until his retirement from the firm in 2002, Mr. Beynon was employed by Arthur Andersen & Co, an accounting firm, including 19 years as a partner. He also currently serves as a director of Tower Tech Holdings, Inc. (a manufacturer of wind towers) and is a Certified Public Accountant.

Michael J. Hall*	Director since 2006

Mr. Hall, 63, served as President and Chief Executive officer of Matrix Service Company (construction, repair and maintenance of petroleum, petrochemical, and power infrastructure and bulk storage terminals) from March 2005 until his retirement in November 2006 at which time he was elected Chairman of the Board of Matrix. Mr. Hall was Vice President — Finance and Chief Financial Officer, Secretary and Treasurer of Matrix from September 1998 until his temporary retirement in May 2004. He also has served as a director of Matrix since 1998. Mr. Hall is an Independent Trustee and Chairman of the Board of Trustees for American Performing Funds and is a member of its Audit and Nominating committees, a member of the Board of Directors of Alliance G.P., LLC (the general partner of Alliance Holdings, G.P., L.P., a limited partnership which controls Alliance Resource Management G.P., LLC) and Chairman of the Audit Committee and a member of the Board of Directors of Alliance Resource Management G.P., LLC (the managing general partner of Alliance Resources Partners, L.P., a publicly traded limited partnership engaged in the production and marketing of coal), and Chairman of its Audit Committee.

John E. Welsh*	Director since 2006

Mr. Welsh, 56, is President of Avalon Capital Partners, LLC, a private investment vehicle, a position he has held since January 2003. From October 2000 until December 2002, Mr. Welsh was Managing Director of CIP Management, LLC, the management entity for a series of venture capital partnerships affiliated with Rothchild, Inc., Mr. Welsh has been a director of General Cable Corp., a developer, designer, manufacturer, marketer and distributor of copper, aluminum and fiber optic wire and cable products, since 1997, and Non-Executive Chairman since 2001.

Joseph V. Lash*	Director since 2006

Mr. Lash, 45, has been a member of Tontine Associates, LLC, a private investment fund, since 2005. Tontine Associates, LLC is an affiliate of Jeffrey Gendell, the beneficial owner of 48% of the Company’s common stock as described in footnote 2 to the beneficial owner table under the section entitled “Security Ownership of Certain Beneficial Owners and Management” above. From 2002 through 2005, Mr. Lash served as a senior managing director of Conway, Del Genio, Gries & Co., LLC, a financial advisory firm. From 1998 through 2001, Mr. Lash was a Managing Director within the Global Mergers and Acquisitions Department of J.P. Morgan Chase, an investment banking firm. Mr. Lash is also a director of Exide Technologies (manufacturer of batteries) and Neenah Enterprises, Inc. (manufacturer of iron castings).

Michael J. Caliel	Director since 2006

Mr. Caliel, 48, has been President and Chief Executive Officer of the Company since July 2006. From 1993 until he joined the Company, Mr. Caliel was employed by Invensys, a global automation, controls and process solutions company, where he served in a variety of senior management positions, including his most recent position as President, Invensys Process Systems. Prior to becoming President of Invensys Process Systems, he served as President of its North America and Europe, Middle East and Africa operations from 2001 to 2003.

*	Denotes independent director

All ages as of December 1, 2007

On February 14, 2006, the Company and all of its domestic subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. On April 26, 2006, the Bankruptcy Court entered an order approving and confirming a plan of reorganization (the “Plan of Reorganization”) which became effective on May 12, 2006 (the “Plan Effective Date”). Pursuant to the Plan of Reorganization the Company’s bylaws were amended to require all directors be elected annually and reconstituted the Board to include the individuals listed above. Messrs. Beynon and Luke were first elected to the Board by the Board in 2005.

After reviewing all relevant facts and circumstances, the Board has affirmatively determined that Messrs. Luke, Beynon, Hall, Welsh and Lash are independent since they have no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), other than as shareholders and/or directors of the Company and in the case of Mr. Lash an affiliate of a lender. The review was undertaken on an individual director-by-director basis and did not involve a pre-set formula or minimum standard of materiality.

EXECUTIVE OFFICERS

Information with respect to the executive officers of the Company is included in the section titled “Executive Officers” in Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Attendance at Meetings

It is the policy of the Board that all directors of the Company attend the Annual Meeting. All directors attended the Annual Meeting held on February 8, 2007.

During fiscal year 2007, the Board held 8 meetings of the full Board, and each member of the Board attended at least 75% of the aggregate number of meetings of the full Board and meetings of Board committees on which he served.

At regularly scheduled meetings of the Board, Mr. Hall, an independent non-executive Chairman, presided and an executive session was held without management directors present. Interested parties may make any concerns known to non-management directors by contacting the Company’s EthicsLine at 1-800-347-9550.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with the Board may do so by writing to Integrated Electrical Services, Inc. Board of Directors, c/o Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027. Stockholders may also communicate directly with individual directors by addressing their correspondence accordingly.

The Company has adopted a code of business conduct and ethics which has been memorialized as part of the Company’s Legal Compliance and Corporate Policy Manual and can be found on the Company’s website at http://www.ies-co.com, under the Corporate Governance section. The manual is also available in print to any stockholder who requests it by contacting Curt L. Warnock, Senior Vice-President, General Counsel, and Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027.

The Nomination Process

The Nominating/Governance Committee of the Board, which, as described below, is composed entirely of independent directors, is responsible in accordance with its charter for establishing standards for members of the Board and overseeing the performance evaluation of the Board and its members. Based upon such evaluations, the Nominating/Governance Committee recommends to the Board whether existing members should be nominated for new terms or replaced and whether more or fewer members are appropriate.

The Board, with the assistance of the Nominating/Governance Committee, establishes criteria for the selection of new members. The basic criteria are found in the Company’s Corporate Governance Guidelines under “Core Competencies of the Board”. At any given time, in order to maintain a proper balance of expertise, individuals with particular skills may be favored over other candidates who lack such skills but otherwise possess a core competency.

Additional attributes may include a candidate’s character, judgment, and diversity of experience, business acumen, ability to act on behalf of the stockholders, governmental or community service, a positive record of achievement and a willingness to devote sufficient time to carrying out the duties and responsibilities of Board membership. Candidates must be capable of working with the entire Board and contributing to the overall Board process. Since a majority of the Board is to be independent of management, consideration is also given as to whether or not the individual is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the Nasdaq Global Market System (“Nasdaq”) and the Securities and Exchange Commission (the “SEC”).

When there is an opening or anticipated opening for a director position, Board members are asked to submit recommendations. Outside sources or third parties may be used to find potential candidates and similarly outside sources and third parties may be used to evaluate or assist in evaluating nominees brought to the attention of the Nominating/Governance Committee. Should the Company use the services of a third party, it would expect to pay a fee for such services.

The Nominating/Governance Committee will also consider director candidates recommended by stockholders. Such candidates will be evaluated using the same criteria and standards described above. Any such recommendation must be sent in at the address set forth under the Corporate Governance Guidelines below, not later than 80 days prior to the date of the Annual Meeting. In the event that the date of such Annual Meeting was not publicly announced by the Company by mail, press release or otherwise more than 90 days prior to the Annual Meeting, notice by the stockholder to be timely must be delivered to the Corporate Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the Annual Meeting was communicated to the stockholders. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns, the name and address of the stockholder, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board. Stockholders who themselves wish to nominate an individual to the Board must follow the advance notice requirements and other requirements of the Company’s bylaws.

CORPORATE GOVERNANCE GUIDELINES

The Company’s management and Board are committed to conducting business consistent with good corporate governance practices. To this end, the Board has established a set of Corporate Governance Guidelines which reflect its view in how to help achieve this goal. These guidelines, which may be amended and refined from time to time, are outlined below and may also be found on the Company’s website at http://www.ies-co.com, under the Corporate Governance section. The guidelines are also available in print to any stockholder who requests them by contacting Curt L. Warnock, Senior Vice President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027.

Corporate Governance Guidelines

Directors

Core Competencies of the Board

In order to adequately perform the general corporate oversight responsibilities assumed by the Board, the Board as a whole should possess the following competencies:

Accounting & Finance — The Board should have one or more members who are experienced in accounting and finance matters.

Management — In order to oversee the Company’s management team, the Board should have one or more directors who have experience as a Chief Executive Officer, a Chief Operating Officer or possess similar significant operating experience.

Industry Knowledge — While the theory of management is important, it is essential that the Board have one or more members with extensive hands-on practical relevant industry-specific knowledge.

Long-Range Strategy — In addition to monitoring the Company’s performance in the present, the Board should have one or more members with the skills to look to the future and provide direction for stability and growth.

Independence of the Board

A majority of the Board shall be independent of management. An independent director must meet the standards imposed by the SEC and NASDAQ.

Committees

The Board has established the Audit, Human Resources and Compensation, and Nominating/Governance Committees to assist in the performance of its functions of overseeing the management and affairs of the Company. The Audit, Human Resources and Compensation, and Nominating/Governance Committees are composed entirely of independent directors under current Nasdaq standards, have written charters, and have the authority to retain and compensate counsel and experts. Copies of the charters may be found on the Company’s website, http://www.ies-co.com under the Corporate Governance section. The charters are also available in print to any stockholder who requests them by contacting Curt L. Warnock, Senior Vice President, Law, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027.

Audit Committee

The Audit Committee, which met 8 times during fiscal year 2007, is comprised of Messrs. Beynon (Chairman), Hall and Welsh. Pursuant to its written charter, the Audit Committee assists the Board in:

•	fulfilling its responsibility to oversee management’s preparation of, and the integrity of, the financial statements of the Company;

•	monitoring the qualifications, independence and performance of the Company’s internal and independent auditors;

•	monitoring the compliance by the Company with legal and regulatory requirements; and

•	preparing the report that SEC rules require be included in the Company’s annual proxy statement.

In fulfilling these duties, the Audit Committee generally:

•	reviews the annual financial statements with management and the independent auditor;

•	recommends to the Board whether the Company’s annual audited financial statements and accompanying notes should be included in the Company’s Annual Report on Form 10-K;

•	reviews with management and the independent auditor the effect of regulatory and accounting initiatives as well as contingent liabilities and off-balance sheet structures, if any, on the Company’s financial statements;

•	reviews with management and the independent auditor the Company’s quarterly financial statements filed in its Quarterly Reports on Form 10-Q;

•	discusses periodically with Company management the Company’s major financial risk exposure and steps implemented to monitor and control the same;

•	reviews major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

•	has the sole authority to engage, oversee and evaluate the performance of, and, when the Audit Committee determines it to be appropriate, terminate the Company’s independent auditor, approve all audit engagement fees and terms and approve all significant non-audit engagements, if any, with the independent auditor. The independent auditor reports directly to the Audit Committee;

•	reviews the independence of the independent auditor, giving consideration to the range of audit and non-audit services performed by the independent auditor;

•	reviews periodically (i) the experience, qualifications and performance of the senior members of the Company’s internal auditing team and (ii) the internal audit activities, staffing and budget;

•	reviews significant reports to management, prepared in connection with internal audits and management’s responses;

•	reviews with the independent auditor any problems or difficulties the auditor may encounter and any management letter provided by the auditor and the Company’s response to that letter;

•	advises the Board with respect to the Company’s policies and procedures regarding conflicts of interest and compliance with material laws and regulations;

•	reviews legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies; and

•	reviews procedures (i) to handle complaints regarding the Company’s accounting practices, internal controls or auditing matters and (ii) to permit confidential anonymous submission to the Audit Committee of concerns by employees regarding accounting or auditing matters.

The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee, which met 17 times during fiscal year 2007, is comprised of Messrs. Luke (Chairman), Beynon and Hall (appointed October 9, 2007). Pursuant to its written charter, the Human Resources and Compensation Committee assists the Board in:

•	discharging its responsibilities relating to compensation of Company executives; and

•	producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement.

In fulfilling these duties, the Human Resources and Compensation Committee generally:

•	establishes the Company’s compensation philosophy and ensures that the compensation program is aligned with the Company’s objectives and consistent with the interest of the Company’s stockholders;

•	reviews and approves new compensation plans;

•	evaluates the performance of the Chief Executive Officer in conjunction with the other independent members of the Board and determines the compensation for the Chief Executive Officer;

•	reviews salaries, salary increases and other compensation of executive officers and evaluates the competitiveness of total compensation levels for executives;

•	receives recommendations regarding the selection of officers and key employees for participation in incentive compensation plans and regarding the establishment of performance goals and awards for those officers and key employees who participate in such incentive plans;

•	reviews and monitors benefits under all employee plans of the Company;

•	reviews and approves incentive compensation and equity based plans; and

•	evaluates, periodically, compensation paid to outside members of the Board, including monitoring the competitiveness and composition of director compensation.

Additional information on the Human Resources and Compensation Committee’s processes and procedures for considerations of executive compensation are addressed in the Compensation Discussion and Analysis below.

Nominating/Governance Committee

The Nominating/Governance Committee, which met 4 times during fiscal year 2007, is comprised of Messrs. Welsh (Chairman), Hall, Luke and Lash. Pursuant to its written charter, the Nominating/Governance Committee assists the Board in:

•	establishing standards for Board and committee members and overseeing the performance of the Board and its members;

•	making recommendation to the Board with respect to the management organization of the Company;

•	establishing criteria to select new directors and recommending to the Board a process for orientation of new Board or committee members;

•	identifying individuals qualified to become members of the Board and recommending same to the Board as nominees to fill any existing or expected vacancy;

•	evaluating the Company’s corporate governance procedures and recommending to the Board changes that the Nominating/Governance Committee deems appropriate; and

•	reviewing and addressing conflicts of interest of directors and executive officers and the manner in which any such conflicts are to be resolved.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company has adopted a written Related Person Transaction Policy that addresses the reporting, review and approval or ratification of transactions with related persons. The Company recognizes that related person transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the Company’s best interest. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between related persons and the Company may be incidental to the normal course of business or provide an opportunity that it is the best interests of the Company to pursue or that is not inconsistent with the best interests of the Company and where it is not efficient to pursue an alternative transaction. This policy therefore is not designed to prohibit related person transactions; rather, it is to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them.

The policy supplements the provisions of the Company’s Legal Compliance and Conflict of Interest Policy concerning potential conflict of interest situations. With respect to persons and transactions subject to the policy, the procedures for reporting, oversight and public disclosure apply. With respect to all other potential conflict of interest situations, the provisions of the Company’s Legal Compliance and Conflict of Interest Policy continue to apply.

The policy applies to the following persons (each a “Related Person” and, collectively, “Related Persons”):

•	Each director or executive officer of the Company

•	Any nominee for election as a director of the Company

•	Any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities; and

•	Any immediate family member of any of the foregoing persons.

A transaction participated in by the Company with a company or other entity that employs a Related Person or is controlled by a Related Person, or in which a Related Person has an ownership of financial interest material to such Related Person, shall be considered a transaction with a Related Person for purposes of this policy. For purposes of the policy, “related person transaction” means a transaction or arrangement or series of transactions or arrangements in which the Company participates (whether or not the Company is a party) and a Related Person has a direct or indirect interest material to such related Person. A transaction in which a subsidiary any other company controlled by the Company participates shall be considered a transaction in which the Company participates.

Except as otherwise provided in the policy (including any delegation of review and approval authority), any (i) director, nominee as a director or executive officer who intends to enter into a related person transaction shall disclose the intention and all material facts with respect to the transaction to the Audit Committee of the Board (the “Committee”) and (ii) any officer or employee of the Company who intends to cause the Company to enter into any related person transaction shall disclose that intention and all material facts with respect to the transaction to his or her superior, who shall be responsible for seeing that such information is reported to the Committee. If a member of the Committee has an interest in a related person transaction and, after such Committee member excusing himself or herself from consideration of the transaction there would be fewer than two members of the Committee available to review the transaction who do approve the transaction, the transaction shall be reviewed by an ad hoc committee of at least two independent directors designated by the Board (which shall be considered “the Committee” for this purpose.

The Committee will review all related person transactions and approve such transactions in advance of such transaction being given effect. At the discretion of the Committee, consideration of a related person transaction may be submitted to the Board. All related person transactions shall be publicly disclosed to the extent and in the manner required by applicable legal requirements and listing standards. The Committee may determine that public disclosure shall be made even where it is not so required where the Committee considers such disclosure to be in the best interests of the Company and security holders.

On December 12, 2007, the Company entered into the Note Purchase Agreement (the “Note Purchase Agreement”) with Tontine Capital Partners, L.P. (“Tontine”). Tontine, together with its affiliates, owns approximately 48% of the Company’s outstanding Common Stock. Joseph V. Lash, a member of Tontine Associates, LLC, an affiliate of Tontine, is a member of the Company’s Board of Directors. Pursuant to the Note Purchase Agreement, the Company agreed to sell Tontine $25 million aggregate principal amount of its 11% Senior Subordinated Notes due 2013 (the “Note”). The Note Purchase Agreement contains customary representations and warranties of the parties and indemnification provisions whereby the Company agreed to indemnify Tontine against certain liabilities. The closing of the sale of the Note occurred on December 12, 2007. The Note was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and was sold to Tontine on a private placement basis in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Company issued the Note, which bears interest at 11% per annum on the principal amount from December 12, 2007, payable quarterly in arrears in cash or in kind on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2007. The Note will mature on May 15, 2013. The Note is an unsecured obligation of the Company and ranks junior to all senior obligations of the Company, including its obligations under the Loan and Security Agreement, dated may 12, 2006, as amended, with Bank of America, N.A. as collateral and administrative agent, and the lenders party thereto. In approving this transaction the Company’s Board of Directors took into account Mr. Lash’s relationship with Tontine and believed that the transaction was in the best interests of the Company and its stockholders and allows the Company relief from restrictive covenants and financial condition covenants found in other loan agreements which were prepaid in part with the proceeds of the Note sale.

REPORT OF THE AUDIT COMMITTEE

Designation of the Audit Committee Financial Expert

All members of the Committee are financially literate. The Board has designated Mr. Beynon as the “audit committee financial expert” and he qualifies under the rules and regulations of the SEC and NASDAQ.

Establishment of Policies and Procedures

The Audit Committee has overseen the establishment of a number of policies and procedures which are intended to facilitate the reporting and disclosure of improper activities as well as to clearly define the use of the Company’s independent auditors for non-audit purposes.

•	The Company maintains the EthicsLine which allows employees to report, on an anonymous basis, occurrences of financial abuse, fraud, theft, or discrimination. Complaints are forwarded to the Senior Vice President, Law who in turn informs the Audit Committee.

•	The Company has established a Code of Ethics for Financial Executives, a copy of which may be found on the Company’s website, at http://www.ies-co.com. A copy of the Code is also available in print to any stockholder who requests it by contacting Curt L. Warnock, Senior Vice President, General Counsel, and Corporate Secretary, Integrated Electrical Services, Inc. 1800 West Loop South, Suite 500, Houston, TX 77027. The Code of Ethics applies to the Chief Executive Officer, the Chief Financial Officer, and the Chief Accounting Officer and reflects the Company’s commitment to the highest standards of personal and professional integrity.

•	The Audit Committee has established a policy of requiring pre-approval by the Audit Committee of all but de minimus use of the independent auditors for non-audit services with the exception of the following (each of which the Audit Committee has pre-approved):

•	utilization of the independent auditors for services associated with quarterly restatements in the amount of $140,000, consultation on SEC comment letters, FIN 48 and proposed transactions (if necessary) in the amount of $25,000 and tax transfer pricing (if necessary) in the amount of $43,000.

provided, however, that the Audit Committee must be promptly informed of any of the above uses of the independent auditor.

The Audit Committee has also pre-approved a statutory audit by the independent auditor of a Company subsidiary for a fee not to exceed $28,000.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended September 30, 2007

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2007 with Company management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for filing with the SEC. The Audit Committee has also named Ernst & Young LLP to serve as the Company’s independent auditors for fiscal year 2008, subject to stockholder ratification.

Audit Committee
Charles H. Beynon (Chairman)
Michael J. Hall
John E. Welsh

AUDIT FEES

Ernst & Young LLP billed the Company fees as set forth in the table below for (i) the audit of the Company’s 2006 and 2007 annual financial statements, reviews of quarterly financial statements and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, (ii) assurance and other services reasonably related to the audit or review of the Company’s 2006 and 2007 financial statements, (iii) services related to tax compliance, tax advice and tax planning for fiscal years 2006 and 2007, and (iv) all other products and services it provided during fiscal years 2006 and 2007.

	Fiscal Year	Fiscal Year
	2006	2007

Audit	$2,861,500	$2,769,675
Audit Related	66,000	—
Tax Fees	—	30,000
All Other Fees	3,500	3,500

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Role of the Compensation Committee

The Human Resources and Compensation Committee (the “Committee”) of the Board of Directors, which is comprised entirely of independent Directors, is responsible for ensuring that the Company’s executive compensation policies and programs are competitive within the markets in which the Company competes for talent and reflect the long-term investment interests of our stockholders. The Committee reviews and approves the compensation levels and benefits programs for Named Executive Officers (“NEOs”).

In the summer of 2007 the Committee retained Longnecker & Associates, an independent compensation consultant. The consultant reports directly to the Committee. The compensation consultant advises the Committee on current and future trends and issues in executive compensation, and consults on the competitiveness of the compensation structure and levels of NEOs. The NEOs are the executives who appear in the compensation tables of this Proxy Statement.

The NEOs in this Proxy Statement are:

•	Michael J. Caliel, President and CEO

•	Raymond K. Guba, Senior Vice President, Chief Financial Officer and Chief Accounting Officer

•	Curt L. Warnock, Senior Vice President, General Counsel and Secretary

•	Robert B. Callahan, Senior Vice President, Human Resources

In addition, David A. Miller, former Senior Vice President and Chief Financial Officer who resigned in May 2007; Richard C. Humphrey, former Senior Vice President and Chief Operating Officer who stepped down to become president of an IES subsidiary in January 2007; and Dennis A. Baldwin, former Vice President and Chief Accounting Officer, who resigned in October 2007 are also included as NEOs.

The Company’s Human Resources Department staff and Chief Executive Officer provided additional analysis and counsel as requested by the Committee. You can learn more about the Committee’s purpose, responsibilities, and structure by reading the Committee’s charter which can be found in the Corporate Governance section of the Company’s website at http://www.ies-co.com

The following is a more detailed discussion of the results of the actions taken in the fourth quarter of fiscal 2007 and first quarter of fiscal 2008 and the reasons for such actions.

Compensation Objectives

All of IES’ compensation and benefits for its NEOs described below have as a primary purpose the Company’s need to attract, retain and motivate the highly talented individuals who will engage in the behaviors necessary to enable the Company to succeed in its mission while upholding our values in a highly competitive marketplace. In order to best achieve these objectives, the compensation program, which is comprised of salary, benefits, and incentive opportunity is designed to:

•	Be competitive. The program design and levels are set considering the practices of similar companies with which the Company competes for talent.

•	Drive results. The program emphasizes variable, at-risk incentive award opportunities which are payable only if specified goals are achieved. The largest part of the incentive award for NEOs is focused on long-term performance based on IES’s return to stockholders. The Company provides both annual and long-term incentive award opportunities which depend on Company performance. These at risk incentives represent approximately 65%-75% of the NEOs’ targeted total direct compensation while base salary represents the remaining 25-35%.

•	Reward individual performance. Salary, annual awards, and long-term incentive awards are based on an individual’s job level and performance against specified financial, operational, strategic and safety goals (as appropriate to the individual’s position). Also considered are Company performance, the desired pay relationships among executive employees, and market practices.

•	Emphasize stock ownership. Long-term incentive awards are delivered as equity awards to senior executives. They are required to maintain a minimum level of stock ownership to encourage managing from an owner’s perspective and to better align their financial interests with those of the stockholders. NEOs are expected to own Company stock with a value equal to between two to three times their annual salary. For further information, please refer to the Executive Stock Ownership Guidelines discussion below.

The Committee believes these principles will reward and incent management to deliver increasing stockholder value over time, and help the Company attract and retain top executive talent.

Market Benchmarking

The Company benchmarks its executive compensation programs against those of a group of companies with which the Company competes for executive talent (the “Survey Group”). The Survey Group consists of four “Industry Peer Group” companies and “General Industry” companies regressed from Construction and Engineering industries with annual revenues of approximately $950 million. The compensation consultant utilized published survey compensation data from the following sources:

•	Economic Research Institute, ERI Executive Compensation Assessor

•	Watson Wyatt, Top Management Compensation — Industry Report

•	Watson Wyatt, Top Management Compensation — Regression Analysis Report

•	World at Work, Total Salary Increase Budget Survey

•	William Mercer, Executive Compensation Survey

•	PAS Publications, 2007 Executive Compensation Survey for Contractors

The Committee, working with the compensation consultant, established a list of industry peer companies in 2007 that were comparable based on revenues and market capitalization. The Industry Peer Group 2007 proxy materials were used to evaluate the competitive posture of the Company’s executive compensation levels relative to the marketplace. The peer companies chosen had a revenue range within twenty-five percent of the Company’s revenue. The peer companies chosen were selected from the electrical contracting services industry as well as other cyclical industries, as the Company competes for executive talent from a much broader spectrum. The companies comprising the Industry Peer Group are:

•	Comfort Systems U.S.A.

•	Dycom Industries, Inc.

•	MasTec, Inc.

•	Pike Electric Corporation

Compensation by individual element and in total is targeted by the Company at the median compensation levels of the Survey Group for similar jobs. An individual executive’s base salary, annual incentive and long-term incentives are established after considering the following factors:

•	The Company’s performance against safety and financial measures including earnings before interest and taxes, total stockholder return, economic profit, cash flow management, operating income and cost management discipline.

•	The Company’s performance relative to goals approved by the Committee.

•	Individual performance versus personal performance goals and contributions to Company performance.

•	Compensation targets for specific job positions set at the median of the Survey Group.

•	Business climate, economic conditions and other factors.

The CEO develops pay recommendations for Company executive officers based on the market data, the Company’s performance relative to goals approved by the Committee, individual performance versus personal goals and individual contributions to the Company’s performance. The CEO received assistance with compensation analysis from the Company’s Senior Vice President of Human Resources as well as the compensation consultant.

The Committee reviews and approves all compensation elements for the executive officers and sets the compensation of the CEO after receiving advice from the compensation consultant. The compensation consultant provides advice to the Committee after reviewing the Survey Group data, compensation levels, and general trends in executive compensation. The Committee also has discretionary authority to increase or decrease recommended compensation for the CEO.

In addition to benchmarking compensation levels, the Committee also reviews tally sheets for the NEOs modeling all aspects of compensation (base salary, annual incentive awards, long-term incentives, benefits and perquisites) which are utilized as the targeted overall compensation level.

Compensation Elements

Presented below are the key characteristics of the primary elements of the NEO’s compensation.

Compensation Element	Key Characteristics

Base Pay (Fixed)	• Fixed component of pay based on an individual’s skills, responsibilities, experience and performance.
• NEOs, as well as all other salaried employees, are eligible for annual increases based on performance, experience and/or changes in job responsibilities.
Annual Incentive Award (Variable-“at risk”)	• Variable cash component of pay.
• Reward for achieving specified financial, operational, strategic, safety and individual goals.
Long-term Incentives (Variable-“at risk”)	• Variable equity component of pay.
• Reward for long-term stockholder value creation.
• The value realized by the awardee is based on achievement of multi-year performance against pre-determined performance criteria set by the Committee.
Executive Benefits & Perquisites	• NEOs are eligible to participate in certain programs that are part of our broad-based total compensation program. Refer to the Perquisites section discussed below.
Other Benefits (Health and welfare)	• NEOs are eligible to participate in benefits programs that are available to substantially all salaried employees which provide for basic life, disability and health insurance needs.

All compensation elements are cash-based, except for long-term incentives which are solely equity-based (and have a value related to the price of Company Common Stock) and other benefits.

Base Pay

The Committee, in conjunction with the other independent Directors, evaluates the CEO’s performance annually in light of established corporate and personal goals and objectives. NEO salary levels and adjustments are recommended by the CEO and reviewed and approved by the Committee. Changes in base salary for the CEO and NEOs is based on responsibility, experience, the external market for similar jobs, the individual’s current salary compared to the market, and success in achieving business results.

Annual Incentive Award

The Annual Incentive Award for NEOs is based on performance results for the fiscal year. For fiscal year 2007, there were two parts to the Annual Incentive Award Program for NEOs, a Company component and an individual component:

•	Company component: Achievement of annual operating income, cash flow, and safety targets.

•	Individual component: Attainment of individual goals linked to IES’s financial success and strategic vision.

Individual target award opportunities vary by job level and are based on the competitive annual bonus practices of the Survey Group. Actual Incentive Award payouts are determined following completion of the plan year based on performance relative to goals as determined by the Committee.

During fiscal 2007, the Company realized annual operating income which was 74% below the threshold requirement to earn an incentive for this Plan component. However, the Company realized operating cash flow which exceeded the maximum payout level for this Plan component by 15% and resulted in an overall 100% earned award. On November 12, 2007, the Committee having considered a number of factors including the Company’s safety performance and financial performance and progress against strategic goals and objectives exercised its discretionary authority and reduced the award to the CEO by 20% for fiscal year 2007. Based on the recommendation of the CEO, the Committee approved a 20% reduction in the fiscal 2007 Annual Incentive Award to NEOs. The awards made to the CEO and NEOs with respect to fiscal year 2007 is presented in the Summary Compensation Table.

On November 12, 2007, the Committee approved the Fiscal Year 2008 Annual Management Incentive Plan (the “Management Incentive Plan”). The Management Incentive Plan provides an incentive compensation pool for certain key employees and officers of the Company based on the Company’s achievement of its annual operating income and cash flow targets. These targets are developed as an integral part of the Company’s operating plan discussed below under Long-Term Incentives.

For Fiscal 2008, the performance criteria of annual operating income, annual operating cash flow and safety performance will be used as metrics for the Annual Incentive Award. A minimum threshold performance of 90% against the performance target must be achieved before any incentive is payable.

Pursuant to the Management Incentive Plan, Messrs. Caliel, Guba, Warnock and Callahan are eligible to receive targeted payout of 100 percent, 75 percent, 50 percent, and 50 percent, respectively, of the amount of their annual base salary in cash in fiscal year 2008 with 200% of target being the maximum payout. Final awards are subject to discretionary adjustment downward or upward based upon individual performance considerations in amounts not to exceed 25 percent of the award. The performance review is based upon the attainment of individual goals and objectives established for the plan year which are discussed with the individual. The CEO will establish individual goals for the other NEOs subject to review and ratification by the Committee. These individual goals have not yet been set. The Committee shall have the sole discretion to increase or decrease the annual incentive award made to the CEO.

Long-Term Incentives

On November 12, 2007, a Long Term Incentive Plan “LTIP” was established for certain Company officers and certain of its subsidiaries to foster and promote the long term financial success of the Company and increase stockholder value by (a) strengthening the Company’s ability to develop, maintain and retain effective senior management; (b) motivating superior performance by means of long term performance related incentives linked to business performance; (c) encouraging and providing for ownership interests in the Company by its senior management; (d) attracting and retaining qualified senior management personnel by providing incentive compensation opportunities competitive with comparable companies; and (e) enabling senior management to participate in the long term financial growth and financial success of the Company. The first performance period under this Plan commenced on October 1, 2007 and will end on September 30, 2009. New performance periods shall commence on October 1st of each successive fiscal year. The Committee may, in its sole discretion, establish the duration of the performance period, provided such period may not be less than one year.

Each year the Committee intends to establish in writing the performance goals for the next performance period, which may include any of the following performance criteria (either alone or in any combination) as the Committee may determine: return on net assets, sales, net asset turnover, cash flow, cash flow from operations, operating profit, net operating profit, income from operations, operating margin, net income margin, net income, return on total assets, return on gross assets, return on total capital, earnings per share, working capital turnover, economic value added, shareholder value added, enterprise value, receivables growth, earnings to fixed charges ratios, safety performance, customer satisfaction, customer service, or developing and/or implementing action plans or strategies. The foregoing criteria shall have any reasonable definitions that the Committee may specify at the time such criteria are adopted. Any such performance criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety, or to any designated portion or portions of the award opportunity, as the Committee may specify.

Each executive that participates in the plan is entitled to an award each year based on a percentage of his annual base salary rate in effect on the first day of the performance period. One half of the award is payable as a retention component in the form of restricted stock which cliff vests in three years from the grant date. The remaining one-half of the award is in the form of phantom shares which vests based on the achievement of predetermined earnings per share targets over a two year measurement period. The vested phantom shares are converted into restricted stock which cliff vests on September 30, 2010.

On November 12, 2007, the Committee approved the Long Term Incentive Plan for Fiscal 2008. Pursuant to the terms of the Long Term Incentive Plan the Committee approved the grant of restricted stock awards pursuant to the Company’s 2006 Amended and Restated Equity Incentive Plan to each NEO and certain other executives. Messrs. Caliel, Guba, Warnock and Callahan received 18,500, 11,100, 6,100 and 5,300 shares, respectively, as well as 35,400 shares received by other individuals. These shares vest at the end of the three-year period commencing November 12, 2007. The Committee also granted Messrs. Caliel, Guba, Warnock and Callahan phantom share awards (the “Phantom Share Awards”) under the Plan in the target amount of 18,500, 11,100, 6,100 and 5,300, respectively, with additional individuals receiving 35,400 Phantom Share Awards. These awards are subject to the attainment by the Company of target earnings per share over the time period from October 1, 2007 through September 30, 2009. It is anticipated that the earnings per share targets, which are derived from the Company’s operating plan, a proprietary internal document which outlines the Company’s operational strategies for competing in the electrical contracting industry, will be difficult to achieve in light of the Company’s ongoing consolidation efforts relating to the restructuring program, competitive factors, general economic conditions, management changes and material weakness in the accounting area. The disclosure of the actual target amounts would also effectively be giving earnings guidance which the Company does not do. Failure to meet a minimum threshold of 75 percent of the amount of earnings would result in no payment and exceeding the target by 140% would result in up to 200 percent payment. Payment of the Phantom Share Awards would be in the form of an equal amount of shares of Restricted Stock with the restrictions lapsing on September 30, 2010.

Upon vesting and delivery of restricted stock the awardees are taxed at applicable income tax rates and the Company receives a corresponding tax deduction.

Compensation and Awards made by the Compensation Committee

Set forth below is information regarding compensation earned by or paid or awarded to the following Senior Executives of the Company during the year ended September 30, 2007: (i) Michael J. Caliel, President and Chief Executive Officer; (ii) Raymond K. Guba, who is our Senior Vice President, Chief Financial Officer and Chief

Accounting Officer; and (iii) Curtlon L. Warnock, who is our Senior Vice President and General Counsel; and (iv) Robert B. Callahan, who is our Senior Vice President of Human Resources.

Richard A. Humphrey, David A. Miller, and Dennis A. Baldwin served as Senior Vice President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, and Vice President and Chief Accounting Officer, respectively, of the Company for part of fiscal year 2007. Mr. Humphrey was reassigned from his position as Chief Operating Officer in November 2006. In December 2006, Mr. Humphrey’s annual salary was decreased to $240,000 reflecting the fact that he no longer performed the functions of Chief Operating Officer and was appointed as a Senior Vice President. On January 1, 2007, Mr. Humphrey became President of a subsidiary business unit. He received an incentive payment pursuant to his amended and restated employment agreement (as discussed on page 33) in December 2007 for work performed in fiscal year 2007. Mr. Miller resigned his employment with the Company effective May 31, 2007 to pursue other employment. In December 2006, Mr. Miller did not receive a salary adjustment since his salary was at market. Pursuant to separation and release agreement executed on May 31, 2007 between the Company and Mr. Miller, he agreed among other things, to provide consulting services to the Company through December 31, 2007 at the rate of $2,000 per month, plus a retention bonus payment equal to 4,000 shares of restricted stock which vests on December 31, 2007. The agreement also provides that the Company will pay COBRA premiums for Miller for up to 12 months following his resignation. Mr. Baldwin resigned his employment with the Company effective October 10, 2007 to pursue other employment. Also, please see the discussion under Severance and Employment Agreements and potential payments at page 32. Mr. Baldwin did not receive any severance compensation or benefits.

Chief Executive Officer.  Michael J. Caliel is the Company’s President and Chief Executive Officer. The Company entered into an employment agreement with Mr. Caliel, effective July 12, 2006 (the “Agreement”). The Agreement provides for a minimum annual salary of $500,000 per year, guaranteed annual cash incentive payment of $250,000 (one-half of his annual incentive target) in fiscal 2007, a $700,000 signing bonus payable on September 30, 2007, a grant of 25,000 shares of restricted stock, and a grant of 100,000 non-qualified stock options to purchase shares of the Company’s Common Stock. The Agreement is discussed in more detail under “Employment Agreements and Arrangements”.

Based upon input and analysis from the Committee, the total compensation for Mr. Caliel in 2007 was $2,095,841. As shown on the Summary Compensation Table on page 28, Mr. Caliel’s 2007 base salary was $500,000 pursuant to his employment agreement with the Company. The Committee approved cash bonus compensation of $400,000 ($150,000 above the guaranteed payment described above), which was paid in December 2007. As previously mentioned, Mr. Caliel received a $700,000 signing bonus on September 30, 2007. One-half of this signing bonus was paid in the form of restricted stock and one-half in cash. Mr. Caliel received additional other compensation of $29,507 as described in the Summary Compensation Table.

In accordance with the Committee’s total compensation guidelines for Senior Executives in 2007, Mr. Caliel’s total compensation (excluding one-time signing bonus) was equal to 88% of the median of the total compensation for chief executive officers in the Survey Group. In keeping with the Company’s philosophy of paying executives at the median level of the Peer Group the Board authorized a 13.4% base salary increase to $567,000 for Mr. Caliel effective January 1, 2008. The Committee believes that the salary and incentive compensation paid Mr. Caliel is appropriate and warranted in light of his performance relative to his pre-established goals of improving safety performance, strengthening the leadership team, improving operational performance and establishing core business processes. In particular, his efforts were noted in the following areas: (a) achieving certain financial based measurements of the Company in the first year of his duties, (b) the meaningful progress toward operational restructuring and realignment of the business, (c) rebuilding the senior leadership team, (d) the continued successful management of institutional risk for the Company (such as financial covenants, governance, and surety bonding), and (e) safety performance.

On December 17, 2007, the Committee established the goals and objectives upon which Mr. Caliel will be evaluated in fiscal year 2008. These goals include achieving annual operating income and cash flow goals, increasing annual revenues while achieving budgeted operating margins, sustaining a strong balance sheet and enhancing free cash flow, driving long term strategic growth through expansion of served markets, building a strong leadership team and corporate culture, managing risk and reputation of the business and leading the Board activities to promote excellence in governance. These goals are based on the Company’s 2008 operating plan, a proprietary internal document which outlines the Company’s operational strategies and will be difficult to meet based upon the ongoing consolidation efforts relating to the restructuring program, competitive factors, general economic conditions, management changes and material weakness in the accounting area.

Chief Financial Officer and Chief Accounting Officer.  Raymond K. Guba is the Company’s Senior Vice President, Chief Financial Officer and Chief Accounting Officer. The Company entered into an employment agreement with Mr. Guba, effective April 10, 2007 (the “Agreement”). The Agreement provides for a minimum annual salary of $350,000 per year, guaranteed annual cash incentive payment of $50,000 in fiscal 2007, a $50,000 signing bonus, a grant of 20,000 shares of restricted stock, and a grant of 30,000 non-qualified stock options to purchase shares of the Company’s Common Stock. The Agreement is discussed in more detail under “Employment Agreements and Arrangements”.

A similar process was followed with respect to establishing total compensation for Mr. Guba. The Committee considered the Survey Group study and annual compensation of their respective chief financial officers in determining Mr. Guba’s total compensation. Based upon this analysis and as shown in the Summary Compensation Table, Mr. Guba’s total compensation in fiscal year 2007 was $430,027. In fiscal 2007, Mr. Guba’s annual base salary was $350,000 (since Mr. Guba’s employment did not commence until April 10, 2007, his actual base salary earnings for the fiscal year was $168,270 and his annual cash incentive award was prorated). The Committee approved incentive compensation of $67,308 for Mr. Guba, which was paid in December 2007. Mr. Guba also received a signing bonus of $50,000, plus 20,000 shares of restricted stock and 30,000 stock options at an exercise price of $25.08 per share. The Black-Scholes present value of the options on the grant date was $459,225. Mr. Guba received additional compensation of $9,000 as described in the Summary Compensation Table on page 24.

In accordance with the Committee’s targeted total compensation for Senior Executives, Mr. Guba’s total direct cash compensation is 98% of the median compensation of chief financial officers in the Survey Group as calculated by the compensation consultant. Based on Mr. Guba’s 2007 performance and in keeping with the Company’s philosophy of paying executives at the median level of the Survey Group the CEO recommended and the Committee approved a 4.3% base salary increase (average annual increase awarded to salaried employees at the median of their range) to $365,000 for Mr. Guba effective January 1, 2008. The CEO and the Committee believe that the salary and incentive compensation paid Mr. Guba is appropriate and warranted in light of his fiscal 2007 performance in assisting the CEO accomplish his stated goals, particularly by his efforts in: (a) the successful operational restructuring and realignment of the business, (b) commencement of SG&A expense reduction initiatives through among other things consolidation of financial operations, and (c) the successful management of institutional risk for the Company (such as financial covenants, governance, and surety bonding).

General Counsel.  The Committee considered the overall Survey Group study and the overall annual compensation of their respective general counsels, in determining Mr. Warnock’s total compensation. Based upon this analysis, management and the Committee set the total 2007 compensation for Mr. Warnock at $346,766. As shown on the Summary Compensation Table below, Mr. Warnock’s 2007 annual base salary was $230,063 (on January 1, 2007 Mr. Warnock’s base salary was increased to $231,750 based on his performance in fiscal 2006). The Committee approved incentive compensation of $92,700 for Mr. Warnock, which was paid in December 2007. Mr. Warnock also received additional compensation of $24,003 as described in the Summary Compensation Table below. The CEO and the Committee has concluded that the compensation paid to Mr. Warnock is warranted in light of his fiscal 2007 performance in assisting the CEO accomplish his stated goals, particularly by his efforts in: (a) successful completion of shareholder value strategies including, entity consolidation, (b) management and control of litigation risk, and (c) meaningful progress toward corporate restructuring.

In December 2007, Mr. Warnock informed the Company of his intent to resign his position following the Company’s successful search and selection of a new General Counsel. Mr. Warnock’s resignation will not be effective until such time as his successor is appointed. In light of this decision, Mr. Warnock did not receive a salary increase.

Senior Vice President, Human Resources.  The Committee considered the overall Survey Group in determining the total compensation of Robert B. Callahan, our Senior Vice President of Human Resources. Based upon this analysis, The Committee set the 2007 total compensation for Mr. Callahan at $295,297. As shown on the

Summary Compensation Table below, Mr. Callahan’s 2007 base salary was $193,800 (on January 1, 2007 Mr. Callahan’s base salary was increased to $200,000 based on his performance in fiscal 2006). The Committee also approved incentive compensation of $80,000 for Mr. Callahan, which was paid in 2007. The CEO and the Committee believe that the total compensation paid Mr. Callahan is warranted in light of Mr. Callahan’s contribution in assisting the CEO accomplish his stated goals, particularly by his efforts in: (a) rebuilding the company’s senior leadership team, (b) developing the company’s organizational capabilities review process, and (c) fiscal management of the company’s health and welfare plans. Mr. Callahan’s total compensation in 2007 was less than 80% of the median total compensation for a senior vice president of human resources in the Survey Group, as calculated by the compensation consultant. Based on Mr. Callahan’s 2007 performance and to more closely align his salary at the median level of the Survey Group the CEO recommended and the Committee approved a base salary increase of 10% to $220,000 for Mr. Callahan effective January 1, 2008.

401(k) and Deferred Compensation Plan

The Company provides all employees the opportunity to participate in a 401(k) plan. Under the 401(k) plan, the Company matches 50% of the first 5% employees contribute on a pre-tax basis. However, in order for the 401(k) plan to comply with nondiscrimination requirements of Section 401(k) of the Internal Revenue Code, in 2007 highly compensated employees (HCEs) are limited to a maximum contribution of 4% of their base annual earnings.

In order to further assist NEOs and certain other HCEs in saving for retirement, the Company provides an elective Deferred Compensation Plan. The plan allows participants to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned Annual Incentive Awards (maximum deferral of 75%). In 2007, the plan did not provide for a company match.

In October 2007, the Committee amended the IES Deferred Compensation Plan to provide a company matching component effective for deferrals made beginning January 1, 2008 for selected employees which includes the NEOs. Each participant who elects to make deferrals of eligible compensation to the Deferred Compensation Plan will receive a matching contribution equal to 25% of the first 10% of a participant’s base salary deferrals into the Plan.

Details about NEO participation in the Deferred Compensation Plan and accumulated balances are presented in the “Nonqualified Deferred Compensation” section. The NEOs’ accumulated balances in the “Nonqualified Deferred Compensation” section represent voluntary deferrals of earned compensation, not matching contributions by the Company.

Other Benefits

The NEOs, along with certain other executives, are provided with a limited number of perquisites and additional benefits that are part of our broad-based total compensation program. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

During 2007, the Company provided the following perquisites to Named Executive Officers, all of which are quantified in the “Summary Compensation Table” and “All Other Compensation” Table on pages   and      respectively.

•	Monthly auto allowance of $1,500 subject to normal payroll taxes.

•	Executive physical examination. The Company believes it benefits from this perquisite by encouraging its executive officers to protect their health.

In October 2007, the Board approved the following additional benefits for the NEOs and other senior level executives all of which are quantified in the “Summary Compensation Table” and “All Other Compensation” Table on pages 24 and 25 respectively.

•	Supplemental Executive Disability coverage for base salary earnings in excess of the $200,000 limit provide under the company’s short and long term disability plans.

•	Company match under the company’s non-qualified Deferred Compensation Plan. The Deferred Compensation Plan provides a 25 percent match on the first 10 percent of employee contributions, which vests following three years of service with the Company.

•	Supplemental term life insurance equal to five times annual base salary for NEOs and three times annual base salary for certain other senior executives.

The Committee annually reviews the perquisites and additional benefits provided to executive officers as part of their overall review of executive compensation. The Committee has determined the perquisites to be within the appropriate range of competitive compensation practices. Details about the NEO’s perquisites, including the 2007 cost to the Company, are shown in the Summary Compensation Table under the “All Other Compensation” column and the accompanying narrative.

Executive Stock Ownership Guidelines

In October 2007, The Board of Directors, upon the Committee’s recommendation adopted Stock Ownership Guidelines for NEOs and other executives that participate in the Company Long Term Incentive Plan to ensure that they have a meaningful economic stake in the Company (the “Guidelines”). The Guidelines are designed to satisfy an individual executive’s need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our stockholders of management’s commitment to value creation.

The Committee will annually review each executive’s compensation and stock ownership levels for adherence to the Guidelines and to consider potential modifications of or exceptions to the Guidelines. The Guidelines currently recommend that the following executives have direct ownership of our common stock in at least the following amounts:

Officer Position	Multiple of Salary

Chief Executive Officer	3X
All Other NEOs	2X

All NEO stock holdings exceeded the guidelines.

The Guidelines encourage the executives to comply with the Guidelines no later than five years after the October 8, 2007 Board approval of the Guidelines or the date appointed to a position subject to the Guidelines, whichever is later.

For purposes of these guidelines, stock ownership includes Common Stock beneficially owned (including stock owned by immediate family members) and deferred stock not yet delivered. Performance share grants are not counted for this purpose.

TIMING OF EQUITY GRANTS

Since May 12, 2006, the effective date of the Company’s emergence from bankruptcy, the Committee has only granted stock options, with the exception of a grant to a former Chief Executive Officer which was made as of that date, pursuant to the employment agreement with Messrs. Caliel and Guba. These options were granted effective with their respective hire dates. All options previously granted were cancelled at that time. No policy relating to ongoing option grants has been established.

Grants of restricted stock were made to key employees upon the Company’s emergence from bankruptcy and have been made to Messrs. Caliel, Guba and Baldwin as part of their employment agreements. In addition, Directors Beynon, Hall, Luke, and Welsh received one time grants of restricted stock on June 21, 2006. In November 2007 grants of restricted stock and performance shares that convert to restricted stock were made to Messrs. Caliel, Guba, Warnock and Callahan and other selected Company officers pursuant to the Long Term Incentive Plan which is anticipated to be an annual program with grants made during the first fiscal quarter on an ongoing basis.

TAX CONSIDERATIONS

Deductibility Cap on Executive Compensation

Under the U.S. federal income tax law, the Company cannot take a tax deduction for certain compensation paid in excess of $1 million to our executive officers. The Committee does review the deductibility of various forms of executive compensation utilized. The Company makes payments that may not be fully deductible because The Committee believes such payments are necessary to achieve our compensation objectives and to protect shareholder interests.

Golden Parachute Taxes

Under certain circumstances payments received by our executive officers as a result of a Change-in-Control may be subject to excise taxes and may not be fully deductible. The Committee considered the possible effects of these taxes in negotiating employment agreements with the executive officers. See Severance and Employment Agreements at page 28.

Section 409A

During 2007, the Committee continued to monitor the regulatory developments under Internal Revenue Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes additional limitations on non-qualified deferred compensation plans in order to insure their full compliance with the Act prior to December 31, 2007, the expiration of the transition period. The Company believes all of its benefit plans conform to the requirements of Section 409A.

PAYMENTS UPON A CHANGE-IN-CONTROL

For information concerning payments upon the termination of the NEOs, including upon certain triggering events, please see Severance and Employment Agreements at page 28.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The Committee believes that the executive compensation and policies provide the necessary incentives to properly align executive performance and the interests of the shareholders.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Human Resources and Compensation Committee

Donald L. Luke, Chairman

Charles H. Beynon

Michael J. Hall

The following table displays the total compensation earned by the NEOs in 2007. The amounts shown in the stock and option awards columns in the table below reflect the expense reported for grants made in 2007 and for grants made in 2006 which have been previously reported.

SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive
	Fiscal			Stock	Option	Plan	All Other
	Year	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	2007	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)

Michael J. Caliel(4)	2007	500,000	350,000	494,667	321,667	400,000	29,507	2,095,841
President & Chief Executive Officer
Raymond K. Guba(5)	2007	168,270	50,000	63,164	72,285	67,308	9,000	430,027
SVP, Chief Financial Officer & Chief Accounting Officer
David Miller(6)	2007	183,333	—	51,447	—	—	390,536	625,316
Former Chief Financial Officer
Curt L. Warnock	2007	230,063	—	—	—	92,700	24,003	346,766
Sr. Vice President & General Counsel
Robert B. Callahan	2007	193,800	—	—	—	80,000	21,497	295,297
Sr. Vice President, Human Resources
Dennis Baldwin(7)	2007	144,952	20,000	14,048	—	—	938	179,938
Former VP, Chief Accounting Officer
Richard Humphrey(8)	2007	255,000	—	—	—	120,000	24,457	399,457
Former SVP, Chief Operating Officer

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with SFAS 123R for awards pursuant to the Company’s Award and Option Plans and may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these programs are included in footnote 5 of the Company’s audited financial statements for the fiscal year ended September 30, 2007 included in the Company’s Annual Report on Form 10 K filed with the Securities and Exchange Commission on December 13, 2007. Assumptions used in the calculation of these programs related to grants awarded prior to 2007, are included in footnote 4 of the Company’s audited financial statements for the fiscal year ended September 30, 2006 included in the Company’s Annual Report on Form 10 K filed with the Securities and Exchange Commission on December 21, 2006. Award amounts shown in the Table reflect compensation expense reported in the Company’s income statement.

(2)	All compensation reported under Non-Equity Incentive Plan Compensation Earnings paid in fiscal year 2008 but relating to Annual Incentive Awards paid to NEOs for work performed in fiscal year 2007.

(3)	All “Other Compensation” for fiscal year 2007 is detailed in “All Other Compensation” Table below.

(4)	Mr. Caliel received a sign-on retention bonus of $700,000 per his employment agreement of which $350,000 was paid in cash and $350,000 was paid in unrestricted stock. Stock is reported under Stock Awards as well as in the Grant of Plan Based Awards table.

(5)	Mr. Guba became Chief Financial Officer of the Company effective April 10, 2007 and therefore received a prorated annual salary. Mr. Guba’s annual salary was $350,000. In connection with his employment, Mr. Guba received a signing bonus of $50,000, 20,000 shares of restricted stock and 30,000 stock options.

(6)	Mr. Miller’s employment with the Company terminated effective May 31, 2007. Pursuant to the terms of his employment and separation agreement, Mr. Miller received cash severance totaling $366,667 and this amount is reported as a part of “All Other Comp”. Mr. Miller also entered into a Consulting Agreement with the Company and, pursuant thereto, will receive consulting payments in the aggregate amount of $14,000 to be paid in monthly increments of which $8,000 was paid to him in fiscal 2007 and is reported as a part of “All Other Comp”.

(7)	Mr. Baldwin became Vice President and Chief Accounting Officer effective February 9, 2007 and resigned his employment effective October 12, 2007.

(8)	Mr. Humphrey resigned his position as Chief Operating Officer effective December 31, 2006 to become the president of a subsidiary business unit.

ALL OTHER COMPENSATION

The table below details the compensation information found in the Summary Compensation Table under the “All Other Compensation” Column.

		Supplemental	401(K)
	Auto	Executive	Company
Name and	Allowance	Disability	Match	Other		Total
Principal Position	($)	($)(1)	($)	($)		($)

Michael J. Caliel	18,000	2,462	9,045	—		29,507
Raymond K. Guba	9,000	—	—	—		9,000
David Miller	7,500	775	3,095	374,667	(2)	390,536
Curt L. Warnock	18,000	1,278	4,725	—		24,003
Robert B. Callahan	18,000	—	3,497	—		21,497
Dennis Baldwin	—	—	938	—		938
Richard Humphrey	18,000	1,624	4,833	—		24,457

(1)	Amounts reflect value of premium payments.

(2)	Refer to footnote #6 under Summary Compensation Table for detailed explanation of “All Other Compensation” paid to Mr. Miller.

GRANTS OF PLAN-BASED AWARDS IN 2007

The following table sets forth specific information with respect to each equity grant made under any Company plan to a named executive officer in 2007.

						All Other
						Stock		All Other		Grant Date
						Awards:		Option		of Fair
						Number of		Awards:	Exercise or	Value of
						Shares of		Number of	Base Price	Stock and
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Stock or		Securities	of Option	Option
	Grant	Approval	Threshold	Target	Maximum	Units (#)		Underlying	Awards	Awards
Name	Date	Date	($)	($)	($)	(2)		Options (#)	($/Share)	($)(3)

Michael J. Caliel			250,000	500,000	1,000,000	—		—	—	—
	09/30/07	06/21/06	—	—	—	13,666	(4)	—	25.61	349,986
Raymond K. Guba(5)			42,068	84,135	168,270			—	—	—
	04/10/07	02/12/07	—	—	—	20,000		—	25.08	426,360
	04/10/07	02/12/07	—	—	—	30,000		—	25.08	459,225
David Miller			68,750	137,500	275,000	—		—	—	—
	05/31/07	03/06/07	—	—	—	4,000	(6)	—	26.48	105,920
Curt L. Warnock			57,938	115,875	463,500	—		—	—	—
Robert B. Callahan			50,000	100,000	200,000	—		—	—	—
Dennis Baldwin			45,000	90,000	180,000	—		—	—	—
	02/08/07	02/08/07	—	—	—	3,600	(7)	—	23.61	84,996
Richard Humphrey			120,000	240,000	480,000	—		—	—	—

(1)	Non-equity incentive awards were granted pursuant to the Company’s Annual Incentive Award Plan. Refer to page 18 for discussion of this plan.

(2)	Represents shares granted under the Company’s 2006 Equity Incentive Plan. Pursuant to the terms of the 2006 Equity Incentive Plan restricted stock vests upon a change in control as defined under Severance and Employment Agreements on page 30.

(3)	Grant date fair value of stock and options awards valued as of the grant date pursuant to FAS123R.

(4)	Mr. Caliel received a sign-on retention bonus of $700,000 per his employment agreement of which $350,000 was paid in cash and $350,000 was paid in unrestricted stock. The shares granted to Mr. Caliel vested immediately.

(5)	Mr. Guba became Chief Financial Officer of the Company effective April 10, 2007. The “Estimated Future Payout Under Non-Equity Incentive Plan Awards” represents the prorated threshold, target and maximum incentive award Mr. Guba was eligible to receive in fiscal 2007. In connection with his employment, Mr. Guba received restricted stock with a grant value of $426,360 and stock options with a binomial valuation of $459,225. The shares granted to Messrs. Guba vest in one-third increments on the anniversary date of the grant.

(6)	Mr. Miller’s employment with the Company terminated effective May 31, 2007. Pursuant to the terms of his employment and separation agreement, Mr. Miller received a restricted stock grant of 4,000 shares. The shares granted to Mr. Miller vest on December 31, 2007.

(7)	In connection with his employment, Mr. Baldwin received a restricted stock grant of 3,600 shares which vest in one-third increments on the anniversary date of the grant. Mr. Baldwin terminated employment with the Company on October 12, 2007 and forfeited these shares.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table sets forth specific information with respect to unexercised options, unvested stock and equity incentive plan awards for each named executive officer outstanding as of September 30, 2007.

	Option Awards				Stock Awards
					Number	Market
					of	Value of
					Shares	Shares or
					or Units	Units of
					of Stock	Stock
	Number of Securities		Option		That	That
	Underlying Unexercised		Exercise	Option	Have Not	Have not
	Options (#)		Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(1)

Michael Caliel	33,334	66,666	17.36	7/12/16	16,666	426,816	(2)
Raymond Guba	—	30,000	25.08	4/10/17	20,000	512,200	(3)
Richard Humphrey	—	—	—	—	16,800	430,248	(4)
Curt Warnock	—	—	—	—	12,000	307,320	(5)
Robert Callahan	—	—	—	—	12,000	307,320	(6)
David Miller	—	—	—	—	4,000	102,440	(7)
Dennis Baldwin	—	—	—	—	3,600	92,196	(8)

(1)	The amounts represent the closing price of a share of Company common stock on September 28, 2007 or $25.61, multiplied by the number of restricted shares that have not yet vested.

(2)	Of the 16,666 shares of restricted stock 8,333 shares vest on July 12, 2008 and 8,333 shares vest on July 12, 2009.

(3)	Of the 20,000 shares of restricted stock, 6,667 shares vest on April 10, 2007, 6,666 shares vest on April 10, 2008 and 6,666 shares vest on April 10, 2009.

(4)	Of the 16,800 shares of restricted stock, 8,400 shares vest on January 1, 2008 and 8,400 shares vest on January 1, 2009.

(5)	Of the 12,000 shares of restricted stock, 6,000 shares vest on January 1, 2008 and 6,000 shares vest on January 1, 2009.

(6)	Of the 12,000 shares of restricted stock, 6,000 shares vest on January 1, 2008 and 6,000 shares vest on January 1, 2009.

(7)	These shares vest on December 31, 2007.

(8)	Mr. Baldwin terminated his employment with the Company on October 12, 2007 and forfeited these shares.

OPTION EXERCISES AND STOCK VESTED IN 2007

The following table sets forth specific information with respect to each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2007 for each named executive officer on an aggregated basis.

	Stock Awards
	Number of Shares		Value
	Acquired on Vesting		Realized on Vesting
Name	(#)		($)

Michael J. Caliel	22,000	(1)	642,926
Raymond K. Guba	—		—
Richard C. Humphrey	8,400	(2)	149,436
Curt L. Warnock	6,000	(2)	106,740
Robert B. Callahan	6,000	(2)	106,740
David A. Miller	6,000	(2)	106,740
Dennis A. Baldwin	—		—

(1)	Represents vesting of 8,334 shares from July 12, 2006 restricted stock award and 13,666 shares of restricted stock awarded on September 28, 2007 using the closing price on that date.

(2)	Reflects shares vesting from May 12, 2006 restricted stock award to management using the closing price on December 29, 2006.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Michael J. Caliel	—	—	—	—	—
Raymond K. Guba	—	—	—	—	—
David Miller	—	—	—	—	—
Curt L. Warnock	—	—	—	—	—
Robert B. Callahan	4,500	—	(8)	—	4,492
Dennis Baldwin	—	—	—	—	—
Richard Humphrey	—	—	—	—	—

In order to further assist NEOs and certain other executives in saving for retirement, IES provides an Elective Deferral Plan. This Plan allows executives to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned Annual Incentive Awards (maximum deferral of 75%). In 2007, the plan did not provide for a company match.

The plan allows for distributions to commence after retirement or after a specific future year even if the specific future year is later or earlier than the retirement date. Distributions may be paid either in a lump sum or in equal annual installments up to 10 years based on the employee’s initial election as to the time and form of payment. If installments were elected, the unpaid balance will continue to accumulate gains and losses based on the employee’s investment selections. Investment options mirror the 401(k) Retirement Savings Plan. Investment choices are self directed and may be changed at any time by the participant.

In fiscal 2007, Mr. Callahan was the only NEO to contribute to the non-qualified deferred compensation plan. Mr. Callahan invested his deferred compensation earnings as follows: American Growth Fund of America (Class A Shares), Blackrock Small/Mid Cap Growth Equity Portfolio (Class A Shares), Hotchkis & Wiley Small Cap Value Fund (Class A Shares), and MFS International New Discovery Fund (Class A Shares). Mr. Callahan’s investments lost $8 during fiscal 2007.

On October 9, 2007, the Committee amended the Deferred Compensation Plan to provide a company matching component effective for deferrals made beginning January 1, 2008 to selected employees including NEOs. Each Participant who elects to make deferrals of eligible compensation to the Elective Deferral Plan will receive a matching contribution equal to 25% of the first 10% of a participant’s base salary deferrals into the plan.

SEVERANCE AND EMPLOYMENT AGREEMENTS

Introduction

The Company has entered into employment agreements with the executive officers and Committee annually reviews the agreements to determine their continuing need as well as the amount and nature of compensation potentially payable in the event a change in control or other provisions are triggered.

All the agreements were initially entered into following negotiation with the executive and therefore reflect the requirements of both the executive and the Company at that time in view of the Company’s then current and prospective financial position as well as the perceptions of the executive. Messrs. Caliel, Guba and Baldwin entered into their agreements following the Company’s emergence from bankruptcy in May 2006 while Messrs. Warnock, Callahan, Miller and Humphrey entered into their original agreements prior to that time when the Company was experiencing financial difficulties and loss of personnel.

All the agreements essentially entitle the individual to receive payments ranging from one times annual base pay if he were to terminate employment under specified circumstances up to two or three times annual base pay plus bonus in the event the termination takes place following a change in control. In addition, continuation of employee benefits is afforded and even if the agreement does not specifically require, the Company’s Equity Plan accelerates vesting of outstanding equity awards in the event of a change in control. Many of the terms in the agreements have different meanings depending upon when the agreement was entered into and these differences are described below.

The following information provides more detail concerning the specific terms and conditions of the agreements and describes the approximate value of the payments which may result if the executive were to terminate employment. The amount of compensation payable assumes that such terminations were effective as of September 30, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out. The actual amounts to be paid can only be determined at the time of such executives’ separation from the Company.

No payments are due under any of the agreements in the event the executive voluntarily terminates employment without Good Reason.

Michael J. Caliel

On June 26, 2006, the Company entered into an employment agreement with Mr. Caliel. The agreement provided that Mr. Caliel shall commence employment with the Company on July 12, 2006 (the “Effective Date”). The agreement has no definitive employment term and may be terminated at any time, upon written notice to the other party for any reason, at the option either of the Company or Mr. Caliel. Pursuant to the agreement, Mr. Caliel will serve as the President and Chief Executive Officer of the Company and will also serve as a member of the Board of Directors of the Company during the employment term.

The agreement provides for (i) an annual base salary of $500,000 per year (which may be increased in the sole discretion of the Committee), (ii) an annual bonus (the “Annual Bonus”) with a target annual bonus opportunity of 100% of annual base salary (the “Annual Bonus Opportunity”). For fiscal year 2006, however, there was no Annual

Bonus payable and for fiscal year 2007, the Annual Bonus shall be comprised of (a) $250,000 and (b) an Annual Bonus Opportunity of 50% of annual base salary, and (iii) a retention bonus (the “Retention Bonus”) if Mr. Caliel is actively employed with the Company on September 28, 2007 of (a) a lump sum of $350,000 and (b) a grant of Company common shares under the Equity Plan with a Fair Market Value (as defined under the Equity Plan) on such date of $350,000. If after receiving the Retention Bonus, Mr. Caliel’s employment is terminated by the Company for Cause (as defined in the agreement) or if Mr. Caliel resigns without Good Reason (as defined in the agreement) on or prior to the two-year anniversary of the Effective Date, Mr. Caliel shall pay to the Company, within thirty (30) days of such termination, a lump sum of $350,000. Mr. Caliel was actively employed by the Company on September 28, 2007 and received a lump sum of $350,000 and 13,666 shares of Company Common Stock.

On the Effective Date, Mr. Caliel received grants of (i) 25,000 restricted Company common shares (“Restricted Shares”) under the Equity Plan which shall vest 1/3 on each of the first, second, and third anniversaries of the Effective Date and (ii) a nonqualified option to purchase 100,000 Company common shares (“Option”) under the Equity Plan, which shall be governed by the Equity Plan and their respective award agreements to be executed on the Effective Date.

Mr. Caliel shall be eligible to participate in the Company’s employee benefit plans as in effect from time to time, on the same basis as such employee benefit plans are generally made available to other senior executives of the Company and shall be entitled to an automobile allowance of $1,500 per month.

If Mr. Caliel terminates for Good Reason as defined in his agreement or if he is terminated by the Company without Cause, he is entitled to receive (i) continued payment of base salary then in effect for 12 months immediately following the date of such termination, (ii) the greater of (x) a pro rata portion of his Annual Bonus Opportunity for the fiscal year in which such termination occurs or (y) the most recent Annual Bonus awarded to him, (iii) Company paid COBRA coverage, continuation of automobile allowance and outplacement services, each for twelve (12) months immediately following the dates of such termination or until Mr. Caliel obtains comparable employment, whichever is shorter (iv) acceleration of vesting for all unvested equity awards of the Company under the Equity Plan and (v) if such termination was prior to September 28, 2007, a pro rata portion of the Retention Bonus (the “Severance Payments”).

If Mr. Caliel terminates his employment in connection with a Change in Control with such termination to occur on or before the Change in Control and within two years of the Effective Date, he shall receive the Severance Payments. If Mr. Caliel terminates for Good Reason or if he is terminated by the Company without Cause within twelve months following a Change in Control, he shall receive the Severance Payments, except that his salary shall continue for 24 months, two times his most recent Annual Bonus will be paid and the full Retention Bonuses shall be paid if the termination is prior to September 28, 2007.

Mr. Caliel is subject to non-compete and non-solicitation restrictive covenants during the employment term and for a period of one year (or two years if terminated by the Company with Cause or if Mr. Caliel resigns without Good Reason) following the termination of his employment. Mr. Caliel is also subject to restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

The following table sets forth the estimated payments and benefits that would be provided to Mr. Caliel if his employment had been terminated on September 30, 2007, by

•	the Company without cause or by Mr. Caliel for Good Reason following a Change-in-Control;

•	Mr. Caliel’s for Good Reason or by the Company without Cause or if within two years following his hire date a Change-in-Control occurs and he terminates his employment; or

•	Mr. Caliel’s death or disability

	Change-in-Control	Termination
	Without Cause or	Without Cause or
	Good Reason	Good Reason	Death or Disability
Name	($)	($)	($)

Michael J. Caliel, President & CEO
Bonus for year of Separation	1,000,000	500,000	500,000
Cash Severance	1,000,000	500,000	—
Unvested and Accelerated Stock Options(1)	549,995	549,995	—
Unvested and Accelerated Restricted Stock(2)	426,816	426,816	—
Tax Reimbursement	—	—	—
Auto Allowance	18,000	18,000	—
Executive Outplacement Assistance	24,000	24,000	—
Health Care Benefits(3)	17,237	17,237	17,237
Total	3,034,261	2,034,261	517,237

(1)	Reflects the value of the spread between the exercise price of unvested stock options and the closing price of common stock on September 28, 2007. Mr. Caliel has 66,666 unvested stock options with an exercise price of $17.36 per share.

(2)	Reflects the value of unvested shares of restricted stock held by Mr. Caliel on September 30, 2007. Mr. Caliel has 16,666 unvested shares of restricted stock.

(3)	Reflects cost to provide health care continuation benefits to executive under COBRA (annual cost of $11,030) on a tax neutral basis to executive.

Curt L. Warnock and Robert B. Callahan

The agreements with Messrs. Warnock and Callahan, which have an initial term of three years and were entered into effective February 15, 2005 and June 1, 2005, respectively, and which, unless terminated sooner, continue on a year-to-year basis thereafter, provide for the annual salary then in effect to be paid to the individuals (which may be increased from time to time) during the term of the agreement. In the event the individual terminates his employment without “Good Reason,” or is terminated for “Cause,” both as defined in the agreement, he is not entitled to receive severance compensation. If the individual terminates for Good Reason or if he is terminated by the Company without Cause, he is entitled to receive the base salary then in effect for whatever period of time is remaining under the Initial Term or Extended Term, or for one year, whichever amount is greater. The agreement generally restricts him from competing with the Company for a period of two years following the termination of his employment.

The restriction is removed in the event he is terminated without Cause by the Company, or he terminates for Good Reason. In the event of a change of control of the Company, the individual may receive a lump sum payment due on the effective date of termination of the base salary at the rate then in effect for two years, one year’s bonus payment with all goals deemed met in full and two years’ coverage under the Company’s medical benefit plan on a tax neutral basis. The above payments would be due to the individual in the event the Company and the individual did not receive written notice at least ten days prior to the date of the event giving rise to the change of control from the successor to all or a substantial portion of the Company’s business and/or assets that such successor is willing as of the closing to assume the Company’s obligations under the agreements. They would also be due if on or within six months following the effective date of the change of control the Company terminated the individual other than for Cause or the individual terminates for Good Reason. If it is finally determined that any payments received following a Change in Control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Golden Parachute Tax”), the Company will pay Messrs. Warnock and Callahan an amount of cash such that the net amount they receive after paying all applicable taxes on such additional amount shall be equal to the amount that they would have received if the Golden Parachute Tax were not applicable.

The following table sets forth the estimated payments and benefits that would be provided to Messrs Warnock and Callahan if their employment had been terminated on September 30, 2007 by:

•	the Company within six months following a Change-in-Control without cause or by Messrs. Warnock and Callahan for Good Reason;

•	the Company without Cause or by Messrs. Warnock and Callahan for Good Reason; or

•	their death or disability

	Change-in-Control	Termination
	Without Cause or	Without Cause or
	Good Reason	Good Reason	Death or Disability
Name	($)	($)	($)

Curt L. Warnock, SVP & General Counsel
Bonus for year of Separation	115,875	—	—
Cash Severance	463,500	231,750	115,875
Unvested and Accelerated Stock Options	—	—	—
Unvested and Accelerated Restricted Stock	307,320	—	—
Tax Reimbursement	—	—	—
Auto Allowance	—	—	—
Executive Outplacement Assistance	—	—	—
Health Care Benefits(1)	30,944	—	—
Total	917,639	231,750	115,875
Robert B. Callahan, SVP, Human Resources
Bonus for year of Separation	100,000	—	—
Cash Severance	400,000	200,000	100,000
Unvested and Accelerated Stock Options	—	—	—
Unvested and Accelerated Restricted Stock	307,320	—	—
Tax Reimbursement	180,491	—	—
Auto Allowance	—	—	—
Executive Outplacement Assistance	—	—	—
Health Care Benefits(1)	30,298	—	—
Total	1,018,109	200,000	100,000

(1)	Reflects cost to provide health care continuation benefits to executive under COBRA (annual cost of $11,030) on a tax neutral basis to Mr. Warnock and Mr. Callahan executive.

Raymond Guba and Dennis Baldwin

On April 10, 2007, the Company entered into an employment agreement with Mr. Guba which provided that he commences employment with the Company on April 10, 2007. The agreement has no definitive employment term and may be terminated at any time, upon written notice to the other party for any reason, at the option of the Company or Mr. Guba. Pursuant to the agreement Mr. Guba serves as a Senior Vice President, Chief Financial Officer and Chief Accounting Officer of the Company.

The agreement provides for (i) an annual base salary of $350,000 per year (which may be increased in the sole discretion of the Committee) (ii) an annual bonus with a target opportunity of 50 percent of annual base salary and (iii) a signing bonus of $50,000. Upon the date of his hire Mr. Guba received a grant of 20,000 restricted shares of the Company’s Common Stock and an option to purchase 30,000 shares of the Company’s Common Stock under the Equity Plan, with both grants vesting one-third on each of the first second and third anniversaries of his hire date. The terms of the restricted shares are governed by the Equity Plan and the award agreement.

If Mr. Guba terminates for Good Reason (as defined in the agreement) or if he is terminated by the Company without Cause (as defined in the agreement) or if within two years following his hire date a Change in Control (as defined in the agreement) occurs and Mr. Guba terminates his employment on such Change in Control, he is entitled to receive (i) continued payment of base salary then in effect for twelve months following the date of such termination, (ii) the greater of (a) a pro rata portion of his annual bonus opportunity for the fiscal year in which such termination occurs and (b) the most recent annual bonus awarded to him, (iii) Company paid COBRA coverage, an automobile allowance of $1,500 per month and outplacement services for twelve months immediately following the date of such termination or until Mr. Guba obtains comparable employment, whichever is shorter and (iv) acceleration of vesting for all unvested equity awards of the Company under the Equity Plan.

If Mr. Guba terminates for Good Reason or if he is terminated by the Company without Cause within twelve months following a Change in Control, he is entitled to receive (i) continued payment of base salary then in effect for twenty four months immediately following such termination, (ii) two times the most recent annual bonus awarded him, (iii) Company paid COBRA coverage, an automobile allowance of $1,500 per month and outplacement services for twelve months immediately following the date of such termination or until he obtains comparable employment, whichever is shorter, and (iv) acceleration of vesting for all unvested equity awards of the Company under the Equity Plan.

Mr. Guba is subject to non-compete and non-solicit restrictive covenants during the employment term and for a period of one year (or two years if terminated by the Company for Cause or if he resigns without Good Reason) following the termination of his employment. Mr. Guba is also subject to restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

Mr. Baldwin’s agreement, which was entered into February 9, 2007, is substantially similar to Mr. Guba’s except Mr. Baldwin was employed as a Vice President and Chief Accounting Officer with an annual base salary of $225,000 per year, an annual bonus opportunity of 40 percent of base salary, he received no sign on bonus but did receive 3,600 restricted shares under the Equity Plan. Mr. Baldwin also did not receive an automobile allowance. Mr. Baldwin resigned his position as Vice President and Chief Accounting Officer effective September 30, 2007 and is no longer an employee of the Company.

The following table sets forth the estimated payments and benefits that would be provided to Mr. Guba if his employment had been terminated on September 30, 2007, by

•	the Company within six months following a Change-in-Control without cause or by Mr. Guba for Good Reason;

•	the Company without Cause or by Mr. Guba for Good Reason; or

•	his death or disability

	Change-in-Control	Termination
	Without Cause or	Without Cause or
	Good Reason	Good Reason	Death or Disability
Name	($)	($)	($)

Raymond K. Guba, SVP, Chief Financial Officer & Chief Accounting Officer
Bonus for year of Separation	525,000	262,500	262,500
Cash Severance	700,000	350,000	—
Unvested and Accelerated Stock Options(1)	15,900	15,900	—
Unvested and Accelerated Restricted Stock(2)	512,200	512,200	—
Tax Reimbursement	—	—	—
Auto Allowance	18,000	18,000	—
Executive Outplacement Assistance	24,000	24,000	—
Health Care Benefits(3)	15,450	15,450	15,450
Total	1,810,550	1,198,050	277,950

(1)	Reflects the value of the spread between the exercise price of unvested stock options and the closing price of common stock on September 28, 2007. Mr. Guba has 30,000 unvested stock options with an exercise price of $25.08 per share.

(2)	Reflects the value of unvested shares of restricted stock held by Mr. Guba on September 30, 2007. Mr. Guba has 20,000 unvested shares of restricted stock.

(3)	Reflects cost to provide health care continuation benefits to executive under COBRA (annual cost of $11,030) on a tax neutral basis to executive.

David A. Miller

The original agreement with Mr. Miller, which was entered into initially on January 6, 2005, was substantially similar to the agreements with Messrs. Warnock and Callahan. Pursuant to the terms of a Separation and Transition Agreement and Release dated as of April 11, 2007, Mr. Miller’s last day of employment with the Company was May 31, 2007. Within ten days following his separation from employment Mr. Miller received an incentive payment for the period of employment worked during the fiscal year in the amount of $91,666.66. Mr. Miller agreed to provide up to sixteen hours of consulting services per month in return for a payment of $2,000 per month for the period between June 1, 2007 and December 31, 2007. In addition, Mr. Miller was granted 4,000 shares of Restricted Stock which vests on December 31, 2007 if he fulfills his obligations to perform consulting services from June 1, 2007 until December 31, 2007 and cooperates fully in consulting with the Company, its officers, employees and/or attorneys during his consulting concerning his former areas of responsibility. Finally, the Company will pay the full cost of continuing medical, dental and vision care coverage for Mr. Miller and his eligible dependents for a period of twelve months following May 31, 2007. Mr. Miller was also provided coverage under a policy of Officers and Directors liability insurance with the same coverage provided to Company executives at no cost to him for six years following May 31, 2007. The Company also agreed to name Mr. Miller as a Named or Additional Insured as of May 31, 2007 on any existing Officers and Directors liability coverage policies at no cost to him.

Richard C. Humphrey

The original agreement with Mr. Humphrey, which was entered into initially on September 9, 2005, was substantially similar to the agreements with Messrs. Warnock and Callahan except in the event of a Change in Control of the Company and he were to be terminated by the Company without Cause or he terminates for Good Reason he would receive three years’ pay, three years’ bonus and three years’ medical benefits. Mr. Humphrey’s employment agreement was amended and restated effective as of May 1, 2007 as a result of the reduction in his duties when he assumed the position of President of Pollock Summit Electric, a division of IES Houston Resources, Inc. (a subsidiary of the Company). The term of the amended and restated agreement commenced May 1, 2007 and continues until terminated by IES Houston Resources, Inc., Mr. Humphrey or the Company upon thirty days prior written notice. During the term of the amended and restated agreement Mr. Humphrey shall receive a base annual salary of $240,000 and shall be entitled to such increases as may be determined on at least an annual basis in the sole discretion of the Company. Mr. Humphrey shall also be given the opportunity to earn an incentive bonus on the same basis as others employed in the same position by the Company, except Mr. Humphrey was guaranteed a minimum payment for fiscal year 2007 of $120,000. He also received four weeks vacation, an automobile allowance of $1,500 per month and shall be eligible to participate in the Company’s employee benefit plans.

In the event the employing entity terminates Mr. Humphrey without Cause, as defined in the agreement, he shall receive twelve months of his then current salary within thirty days of such termination in return for his continuing to be bound by the terms of the non-competition section of the agreement for a period of twelve months from the date of termination. In the event Mr. Humphrey is terminated by the employing entity for Cause, or resigns his employment no payment shall be due and the non-competition section of the agreement shall continue for twelve months from the date of termination. In the event termination is due to disability Mr. Humphrey shall receive a lump sum payment of six months of base salary.

DEFINITIONS

“Cause” in the agreements entered into with Messrs. Caliel, Guba and Baldwin is defined as:

•	His willful, material and irreparable breach of terms of employment provided in the agreement (which remain uncured 10 business days after delivery of written notice specifically identifying the breach)

•	His gross negligence in performance or intentional nonperformance (in either case continuing 10 business days after receipt of notice of need to cure) of any of his material duties and responsibilities to the Company

•	His dishonesty or fraud with respect to the business, reputation or affairs of the Company which materially and adversely effects the Company (monetarily or otherwise)

•	His conviction of a felony or crime involving moral turpitude

•	His confirmed drug or alcohol abuse that materially affects his service or results in a material violation of the Company’s drug or alcohol abuse policy

•	His material violation of the Company’s personnel or similar policy, such policy having been made available to him which materially and adversely affects the Company and remains uncured for 10 business days after notice

“Cause” in the agreements entered into with Messrs. Warnock, Callahan, Miller and Humphrey has similar meaning except:

•	Rather than breaching the terms of his employment, he willfully, materially and irreparably breaches his agreement (which breach remains uncured for 5 days after deliver of notice)

•	His violation of Company policy remains uncured or continues 5 days following delivery of written notice

“Good Reason” as defined in the agreements entered into with Messrs. Caliel, Guba and Baldwin means:

•	Any material reduction in his position, authority or compensation from those described in the agreement

•	Change of reporting relationship (only in Mr. Guba’s agreement)

•	Any relocation of the Company’s corporate office that is more than 50 miles from its current location

•	The Company’s breach of a material term of the agreement or material duty owned to him

All the above reasons are valid provided that the Company fails to cure such event within 10 days after receipt from him of written notice of the event. The Good Reason ceases to exist for an event on the 60th day following the later of the occurrence or his knowledge thereof unless he has given the Company notice thereof.

“Good Reason” for Messrs. Warnock, Callahan, Miller and Humphrey does not include the change of reporting relationship, the Company’s breach of a material term of the agreement or material duty owned to him and the relocation of the Company’s corporate office must be outside the greater Houston area with no precise mileage restrictions.

A “Change in Control” is defined in the agreements entered into with Messrs. Caliel, Guba and Baldwin is defined as follows:

•	Any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, other than Fidelity Management and Research Co., Southpoint Capital Advisors LP, Tontine Capital Partners and their respective affiliates, the Company or any subsidiary, shall beneficially own (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, at least 50% of the ordinary voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board, or

•	(A) Current directors shall cease for any reason to constitute at least a majority of the members of the Board (Current Directors means, as of the date of determination, any person who (i) was a member of the Board on the date that the Company’s Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code became effective or (ii) was nominated for election or was elected by the Board with the affirmative vote of a majority of the current directors who were members of the Board at the time of such nomination or election) or (B) at any meeting of stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected; or

•	The consummation of a sale, lease, exchange or other disposition in one transaction or a series of transactions of all or substantially all of the assets of the Company.

•	A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

This is substantially similar to the definitions of Change in Control found in the Equity Plan which causes acceleration of outstanding grants.

The agreements entered into with Messrs. Warnock, Callahan, Miller and Humphrey contains a definition of Change in Control that varies from the description above as follows:

•	The agreements do not contain an exception for ownership by Fidelity Management and Research Co, Southpoint Capital Advisors LP and Tontine Capital Partners and the threshold for change in ownership is 20% rather than 50%.

•	A Change in Control also occurs upon the first purchase of the Company’s common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company)

•	If the stockholders approve a merger, consolidation, recapitalization or reorganization of the Company or a reverse stock split of outstanding voting securities, or consummation of any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately before such transaction being beneficially owned by the holders of all of the outstanding voting securities immediately prior to the transactions with voting power of each such continuing holders not substantially altered in the transaction

•	Sale of the company is essentially the same as above

•	If at any time during any two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least the majority thereof, unless they were nominated or elected by a vote of at least two thirds of the directors then still in office who were directors at the beginning of the period.

DIRECTOR COMPENSATION

Directors who are employees do not receive a retainer or fees for service on the board or any committees. Each non-employee director receives a $40,000 annual retainer paid quarterly (Mr. Hall as non-executive chairman received an additional $100,000 until April 1, 2007 when the additional annual retainer was adjusted to $75,000), and a fee of $1,500 for each board and committee meeting attended in person and a fee of $750 for each telephonic board and committee meeting attended. The Chairman of the Human Resources and Compensation Committee and the Chairman of the Nominating/Governance Committee receive an additional annual retainer of $10,000 and the Chairman of the Audit Committee receives an additional annual retainer of $25,000. Each member (other than the chairman) of each committee also receives an additional retainer of $5,000. Directors may elect to receive all or a portion of their retainers and fees in shares of the Company’s common stock if they so elect prior to the beginning of the fiscal year. No director elected this option in 2007. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending board and committee meetings and for their reasonable expenses related to the performance of their duties as directors. Mr. Lash and Mr. Butts (who resigned from the board effective September 6, 2007) waived receipt of all fees and retainers. The following table reflects the amounts paid to each individual non-employee director who served on the board in 2007.

	Fee Earned or
	Paid in Cash
Name	($)	Total ($)

Charles H. Beynon	108,250	108,250
Robert W. Butts	—	—
Michael J. Hall	169,750	169,750
Joseph V. Lash	—	—
Donald L. Luke	88,750	88,750
John E. Welsh	85,000	85,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2007, no executive officer of the Company served as (i) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

During fiscal year 2007, no member of the Compensation Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any business relationship or conducted any business with the Company other than as an independent director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons holding more than ten percent of a registered class of the Company’s equity securities to file with the SEC and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during 2007, the Company believes that all Section 16(a) reporting requirements related to the Company’s directors and executive officers were timely fulfilled during 2007, except for a late report filed on Form 4 by a former Director Mr. Butts, a late report on Form 4 by Mr. Callahan and two late reports by Mr. Luke, all of which reported purchases of Company Common Stock.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has re-appointed Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2008, subject to ratification by the Company’s stockholders. Ernst & Young LLP was the Company’s independent auditor for the fiscal year ended September 30, 2007.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the Annual Meeting.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2008.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP’S APPOINTMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

OTHER BUSINESS

The Board knows of no business that will come before the Annual Meeting except that indicated above. However, if any other matters are properly brought before the Annual Meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

If a stockholder intends to present a proposal for action at the next Annual Meeting of Stockholders and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company on or before September 6, 2008. Such proposal also must meet the requirements of the rules of the SEC relating to stockholder proposals.

The Company’s By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations for individuals for election to the Board of Directors. In general, written notice of a stockholder proposal or a director nomination for the next Annual Meeting must be received by the Secretary of the Company not later than 80 days prior to the next Annual Meeting (or, if less than 90 days’ notice of the date of the meeting is given by the Company, notice by the stockholder to be timely must be received by the Secretary of the Company no later than the close of business 10th day following the day on which public announcement of the date of the meeting is first made by the Company), and must contain specified information and conform to certain requirements, as set forth in the By-laws. If the presiding officer at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the By-laws, the Company may disregard such proposal or nomination.

Stockholder proposals submitted for consideration at the Annual Meeting must be delivered to the Corporate Secretary no later than the close of business on January 14, 2008.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2008 Annual Meeting, and the proposal fails to comply with the advance notice procedures described by the By-laws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Proposals and nominations should be addressed to the Secretary of the Company, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases only one copy of this proxy statement or annual report is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement or annual report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to the Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027 or an oral request by calling the Corporate Secretary at (713) 860-1500.

ANNUAL MEETING OF STOCKHOLDERS OF
INTEGRATED ELECTRICAL SERVICES, INC.
February 7, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
       - OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
       - OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â   Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
■   20630000000000001000    5                                                                       020708

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS: TO HOLD OFFICE UNTIL THE 2009 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.				2.	APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR THE COMPANY	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	CHARLES H. BEYNON MICHAEL J. CALIEL
     ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1 (ALL NOMINEES), AND “FOR” PROPOSAL 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

  YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE HEREON.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	MICHAEL J. HALL JOSEPH V. LASH
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	DONALD L. LUKE JOHN E. WELSH

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■
■

            ■
INTEGRATED ELECTRICAL SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS OF INTEGRATED ELECTRICAL SERVICES, INC.
The undersigned hereby appoints Michael J. Caliel, Curt L. Warnock and Mark A. Older, and each of them individually, as proxies with full power of substitution, to vote all shares of the Common Stock of Integrated Electrical Services, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on February 7, 2008, at 10:00 a.m. Central Standard Time, at the Houston Marriott West Loop Hotel, 1750 West Loop South, Houston, Texas 77027 or at any adjournment or postponement thereof, as follows:
Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated .
(Continued and to be signed on the reverse side.)

■
14475  ■